Baker & Hostetler
65 East State Street, Suite 2100
Columbus, Ohio 43215-4260
(614)228-1541


November 14, 1995

The Roulston Family of Funds
4000 Chester Avenue
Cleveland, Ohio 44103

Subject: The Roulston Family of Funds Rule 24f-2 Notice dated November 14, 1995

Ladies and Gentlemen:

In connection with the registration by The Roulston Family of Funds (the "Trust") under the Securities Act of 1933 of an indefinite number of units of beneficial interest, it is our opinion that the 6,736,885.14 units of beneficial interest of the Trust made definite by the above-captioned Notice were legally issued, fully paid and non-assessable, assuming that such units of beneficial interest were issued for the consideration described in the Trust's Registration Statement on Form N-1A, as the same may be amended from time to time.

Sincerely,

Baker & Hostetler